Exhibit 99.1

FOR IMMEDIATE RELEASE January 27, 2009

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2008 Earnings

PORTLAND, Ore. — January 27, 2009 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the fourth quarter of 2008 of $0.49 per diluted share, compared to $1.21 per diluted share for the fourth quarter of 2007. Net income for the same periods was $24.0 million and $60.5 million, respectively. After-tax net capital losses were $35.0 million for the fourth quarter of 2008, compared to after-tax net capital losses of $1.2 million for the fourth quarter of 2007.

Net income per diluted share excluding after-tax net capital gains and losses was $1.20 for the fourth quarter of 2008, compared to $1.23 for the fourth quarter of 2007 (see discussion of non-GAAP financial measures below). Net income excluding after-tax net capital gains and losses was $59.0 million for the fourth quarter of 2008, compared to $61.7 million for the fourth quarter of 2007. Results for the fourth quarter of 2008 included comparatively favorable claims experience in the group insurance business, offset by lower premiums in the Insurance Services segment and comparatively less favorable earnings in the Asset Management segment.

“In the fourth quarter the weakening economy and financial markets continued to impact our long-term bond portfolio and our ability to grow revenues, particularly in our Asset Management segment,” said Eric E. Parsons, chairman and chief executive officer. “On the other hand, claims activity in our Insurance Services Group continued to meet expectations and our mortgage loan portfolio held up very well. Although we may be facing a prolonged economic downturn, we benefit from a strong and stable base of core earnings, and our capital position remains strong.”

Full Year Results

Net income per diluted share was $3.30 for 2008, compared to $4.35 for 2007. Net income for the same periods was $162.9 million and $227.5 million, respectively. After-tax net capital losses were $83.4 million for 2008, compared to after-tax net capital losses of $0.4 million for 2007. Net income per diluted share, excluding after-tax net capital gains and losses, was $5.00 for 2008, a 14.9% increase compared to $4.35 per diluted share for 2007. Diluted weighted-average shares outstanding for 2008 and 2007 were 49.3 million and 52.3 million, respectively.

For 2008, net income return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income and losses from equity, was 16.7% compared to 15.8% in 2007.

2009 Outlook

Due to continuing economic uncertainty the Company is not providing earnings per share guidance for 2009. The Company will provide expectations regarding other financial metrics. For 2009, the Company expects:

•	Return on average equity, excluding after-tax net capital gains and losses from income and accumulated other comprehensive income and losses from equity, to be within its target range of 14%-15%;
•	Revenues likely to be relatively flat compared to 2008 given the challenging economic environment;
•	The annual benefit ratio for the group insurance business to be consistent with the experience of the previous five years, during which it has ranged from 73.6% to 78.3%;
•	Expense for the Company’s employee pension plans to increase by approximately $10 million over the prior year as a result of declines in equity values experienced during 2008; and
•

One-time costs of $15 million to $20 million associated with projects that will enhance the Company’s operating efficiencies and reduce its annualized operating expense run rate by approximately $25 million beginning in the second half of 2009.

During 2009, the Company expects to diligently manage operating expenses in response to changing market conditions.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $94.8 million for the fourth quarter of 2008, compared to $89.8 million for the fourth quarter of 2007. The increase in income before income taxes was primarily due to comparatively lower claims experience in its group insurance business, partially offset by lower overall premiums and comparatively higher claims experience in its individual disability business.

Premiums for the Insurance Services segment were $518.7 million for the fourth quarter of 2008, compared to $540.3 million for the fourth quarter of 2007. Premiums were negatively affected by three large case terminations during the first half of 2008 totaling $53.3 million.

Sales for group insurance products, reported as annualized new premiums, decreased to $94.5 million for the fourth quarter of 2008, compared to $105.5 million for the fourth quarter of 2007. The decrease reflected lower levels of sales to large groups, while sales activity for small and medium sized groups was relatively stable.

The benefit ratio for group insurance products for the fourth quarter of 2008 was 72.3%, compared to 75.6% for the fourth quarter of 2007. The annual benefit ratios were 73.6% and 77.4% for 2008 and 2007, respectively. The Company has not experienced an increase in claims incidence in its group long-term or group short-term disability business during the current economic downturn. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The discount rate used in the fourth quarter of 2008 for newly established long term disability claim reserves was increased to 5.75% for the fourth quarter of 2008, compared to 5.25% for the third quarter of 2008 and 5.35% for the fourth quarter of 2007.

The benefit ratio for individual disability insurance was 82.6% for the fourth quarter of 2008, compared to 72.5% for the fourth quarter of 2007. Because of the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will fluctuate more than the benefit ratio for the group businesses.

Asset Management

The Asset Management segment reported income before income taxes of $3.2 million for the fourth quarter of 2008, compared to $9.2 million for the fourth quarter of 2007. The decrease was related to a decrease in administrative fees earned on assets under administration for its retirement plans business as well as additional expenses associated with acquisition and infrastructure work.

Administrative fees for this segment decreased 12.9% to $26.9 million for the fourth quarter of 2008, compared to $30.9 million for the fourth quarter of 2007, primarily reflecting lower levels of assets under administration.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and outside managed commercial mortgage loans, decreased $2.68 billion or 12.0% to $19.69 billion at December 31, 2008, compared to December 31, 2007, reflecting the effect of the equity market decline on assets managed for retirement accounts, partially offset by net customer deposits and increased assets under administration for annuities and commercial mortgage loans.

Operating expenses for the Asset Management segment increased to $34.6 million for the fourth quarter of 2008, compared to $32.7 million for the fourth quarter of 2007. The increase reflected additional expenses associated with acquisition and infrastructure work in the segment, including the completion of the integration work to bring the trust product and the group annuity product under one platform as well as integration work to combine the administration of the products.

StanCorp Mortgage Investors originated $239.3 million of commercial mortgage loans for the fourth quarter of 2008, compared to $422.5 million of commercial mortgage loan originations for the fourth quarter of 2007. For 2008, StanCorp Mortgage Investors originated $1.37 billion of commercial loans compared to $1.45 billion for 2007. The decrease in originations was primarily due to reduced demand from borrowers because of higher interest rates during the fourth quarter. Mortgage loans managed for other investors were $2.53 billion at December 31, 2008, a 33.0% increase compared to December 31, 2007.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on debt, and adjustments made in consolidation. The Other category reported a loss before income taxes of $61.8 million for the fourth quarter of 2008, compared to a loss before income taxes of $8.2 million for the fourth quarter of 2007. The loss before income taxes for the fourth quarter of 2008 included net capital losses of $54.0 million, compared to net capital losses of $1.8 million for the fourth quarter of 2007. The additional capital losses were primarily due to a decline in the market value of fixed maturity securities, which resulted in recording other-than-temporary impairments on these securities.

Fixed Maturity Securities and Commercial Mortgage Loans

At December 31, 2008, the Company’s investment portfolio consisted of approximately 56% fixed maturity securities, 43% commercial mortgage loans, and 1% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at December 31, 2008.

At December 31, 2008, commercial mortgage loans in the Company’s investment portfolio totaled $4.08 billion on approximately 5,300 commercial mortgage loans. The Company has the contractual right to pursue personal recourse on most of the loans. Mortgage loans more than 60 days delinquent were 0.19% and 0.05% of the balance at December 31, 2008 and 2007, respectively. Commercial mortgage loan prepayment fees were $2.2 million for the fourth quarter of 2008, compared to $3.0 million for the fourth quarter of 2007.

Capital and Book Value

The Company reported that its excess capital at December 31, 2008 was approximately $130 million, consisting of cash at the holding company and capital at its insurance companies in excess of the Company’s target risk-based capital ratio of 300%. The Company does not anticipate a need to raise capital for non-strategic reasons in the foreseeable future.

The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew from $28.73 at December 31, 2007 to $31.32 at December 31, 2008. The Company’s book value per share including AOCI decreased from $29.07 at December 31, 2007 to $28.18 at December 31, 2008. The net decrease in AOCI during the year was $170.7 million, primarily resulting from changes in interest rates and spreads on fixed maturity securities that are well-matched in duration with corresponding liabilities.

Share Repurchases

Diluted weighted-average shares outstanding for the fourth quarters of 2008 and 2007 were 49.1 million and 50.0 million, respectively. At the beginning of the fourth quarter of 2008, the Company repurchased 20,000 shares at a total cost of $0.6 million, which resulted in a volume weighted-average price of $30.78 per share. For 2008, the Company repurchased more than 0.5 million shares at a total cost of $24.9 million, which resulted in a volume weighted-average price of $47.31 per share. At December 31, 2008, the Company had approximately 0.9 million shares remaining under its repurchase program, which expires on December 31, 2009.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realized. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.5 million customers nationwide as of December 31, 2008, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on January 28, 2009, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s fourth quarter 2008 results. To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com and then click on Investor Relations. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 20, 2009.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 78690091. The replay will be available through February 6, 2009.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the

Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums and annuity deposits, cash flows, gross profits and profitability.
•	Availability of capital required to support business growth and the effective utilization of excess capital.
•	Changes in Company liquidity needs and the liquidity of assets in our portfolio.
•	Integration and performance of business acquired through reinsurance or acquisition.
•	Financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level or changes in U.S. GAAP.
•	Findings in litigation or other legal proceedings.
•	Receipt of dividends from, or contributions to, our subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size.
•	Adequacy of asset/liability management.
•	Events of terrorism, natural disasters or other catastrophic events.
•	Changes in federal or state income taxes.
•	Growth in assets under administration including performance of equity investments in the separate accounts.
•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.
•	The impact of rising benefit costs on employer budgets for employee benefits.

•	Levels of employment and wage growth.
•	Competition from other insurers and financial services companies, including the ability to competitively price our products.
•	Concentration of risk that is especially inherent in group life products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.
•	Losses from a disease pandemic.
•	Achievement of anticipated levels of operating expenses.
•	Credit quality of the holdings in our investment portfolios.
•	Adequacy of diversification of risk within our fixed maturity securities portfolio by industries, issuers and maturities.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of commercial mortgage loan prepayment fees on cash flows.
•	Experience in delinquency rates or loss experience in our commercial mortgage loan portfolio.
•	Concentration of commercial mortgage loan assets collateralized in California.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bspeltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Amounts in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$518.7	$540.3	$2,109.1	$2,063.6
Asset Management	9.3	5.7	31.1	14.7

Total premiums	528.0	546.0	2,140.2	2,078.3

Administrative fees:
Insurance Services	2.3	2.2	9.2	8.4
Asset Management	26.9	30.9	118.3	118.7
Other	(3.2)	(3.0)	(12.9)	(11.9)

Total administrative fees	26.0	30.1	114.6	115.2

Net investment income:
Insurance Services	85.3	82.7	337.5	325.8
Asset Management	48.4	42.0	183.8	170.2
Other	5.1	6.3	19.7	20.3

Total net investment income	138.8	131.0	541.0	516.3
Net capital losses	(54.0)	(1.8)	(128.8)	(0.6)

Total revenues	638.8	705.3	2,667.0	2,709.2

Benefits and expenses:
Benefits to policyholders	388.9	410.5	1,589.4	1,591.8
Interest credited	32.8	26.4	110.7	108.8
Operating expenses	120.6	116.1	469.2	434.8
Commissions and bonuses	64.5	52.1	227.6	198.0
Premium taxes	9.2	9.4	37.3	36.4
Interest expense	9.8	9.8	39.2	30.7
Net increase in deferred acquisition costs, value of business acquired and intangibles	(23.2)	(9.8)	(47.5)	(33.0)

Total benefits and expenses	602.6	614.5	2,425.9	2,367.5

Income (loss) before income taxes:
Insurance Services	94.8	89.8	366.4	322.6
Asset Management	3.2	9.2	34.9	42.9
Other	(61.8)	(8.2)	(160.2)	(23.8)

Total income before income taxes	36.2	90.8	241.1	341.7
Income taxes	12.2	30.3	78.2	114.2

Net income	24.0	60.5	162.9	227.5

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for sale:
Unrealized capital gains (losses) on securities available-for-sale, net	(19.8)	40.7	(206.0)	25.0
Reclassification adjustment for net capital (gains) losses included in net income, net	34.9	(0.4)	80.3	(2.0)
Employee benefit plans:
Prior service credit (cost) and net gains (losses) arising during the period, net	(45.9)	1.7	(45.9)	0.3
Reclassification adjustment for amortization to net periodic pension cost, net	0.2	0.8	0.9	1.6

Total	(30.6)	42.8	(170.7)	24.9

Comprehensive income (loss)	$(6.6)	$103.3	$(7.8)	$252.4

Net income per common share:
Basic	$0.49	$1.22	$3.33	$4.39
Diluted	0.49	1.21	3.30	4.35

Weighted-average common shares outstanding:
Basic	48,882,496	49,416,212	48,917,235	51,824,050
Diluted	49,119,279	49,962,545	49,292,240	52,344,950

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2008	December 31, 2007
	Unaudited
Assets:
Investments:
Fixed maturity securities (available-for-sale)	$5,200.3	$4,997.1
Short-term investments	1.4	4.5
Commercial mortgage loans, net	4,083.6	3,657.7
Real estate, net	81.3	71.8
Policy loans	3.4	3.9

Total investments	9,370.0	8,735.0
Cash and cash equivalents	280.5	205.8
Premiums and other receivables	101.9	106.8
Accrued investment income	103.1	93.1
Amounts recoverable from reinsurers	944.0	929.6
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	370.5	324.8
Property and equipment, net	136.1	126.9
Deferred tax assets, net	75.1	—
Other assets	98.1	74.5
Separate account assets	3,075.9	4,386.4

Total assets	$14,555.2	$14,982.9

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,285.9	$5,158.7
Other policyholder funds	3,944.1	3,153.8
Deferred tax liabilities	—	15.6
Short-term debt	3.7	4.0
Long-term debt	561.5	562.6
Other liabilities	303.8	272.8
Separate account liabilities	3,075.9	4,386.4

Total liabilities	13,174.9	13,553.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
48,989,074 and 49,155,131 shares issued at December 31, 2008 and December 31, 2007, respectively	262.9	267.1
Accumulated other comprehensive income (loss)	(153.9)	16.8
Retained earnings	1,271.3	1,145.1

Total shareholders’ equity	1,380.3	1,429.0

Total liabilities and shareholders’ equity	$14,555.2	$14,982.9

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	62.5%	66.0%	63.9%	67.4%
Individual Disability Insurance	62.1	54.4	59.2	50.6
Insurance Services segment (including interest credited)	62.5	65.1	63.5	66.1
% of total premiums:
Group Insurance (including interest credited)	72.3%	75.6%	73.6%	77.4%
Individual Disability Insurance	82.6	72.5	78.7	69.3
Insurance Services segment (including interest credited)	73.0	75.4	74.0	76.8

Reconciliation of non-GAAP financial measures:
Net income	$24.0	$60.5	$162.9	$227.5
After-tax net capital losses	(35.0)	(1.2)	(83.4)	(0.4)

Net income excluding after-tax net capital losses	$59.0	$61.7	$246.3	$227.9

Net capital losses	$(54.0)	$(1.8)	$(128.8)	$(0.6)
Taxes on net capital losses	(19.0)	(0.6)	(45.4)	(0.2)

After-tax net capital losses	$(35.0)	$(1.2)	$(83.4)	$(0.4)

Diluted earnings per common share:
Net income	$0.49	$1.21	$3.30	$4.35
After-tax net capital losses	(0.71)	(0.02)	(1.70)	—

Net income excluding after-tax net capital losses	$1.20	$1.23	$5.00	$4.35

Shareholders’ equity			$1,380.3	$1,429.0
Accumulated other comprehensive income (loss)			(153.9)	16.8

Shareholders’ equity excluding accumulated other comprehensive income (loss)			$1,534.2	$1,412.2

Net income return on average equity			11.6%	15.7%
Net income return on average equity (excluding accumulated other comprehensive income (loss))			11.1	15.8
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income (loss))			16.7	15.8

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$69.9	$96.0	$341.6	$309.3
Net gain from operations after federal income taxes and before net realized capital gains (losses)	51.0	61.2	235.0	197.2

			December 31, 2008	December 31, 2007
			Unaudited
Capital and surplus			$1,157.7	$1,047.8
Asset valuation reserve			78.8	102.2